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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-117551

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 24, 2004)

4,200,000 Shares

Serologicals Corporation

Common Stock

We are offering all of the 4,200,000 shares of our common stock to be sold in this offering. Certain of our stockholders are offering, by means of a separate prospectus supplement, 1,362,860 shares of our common stock for sale in an offering that is being conducted concurrently with this offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will not receive any proceeds from the sale of our common stock in this offering. The underwriters who have agreed to purchase the shares we are offering to sell have also agreed to purchase the shares the selling stockholders are offering to sell. The underwriters will pay the same price to us and the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol "SERO." On December 15, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $23.02.

	Per share	Total

Public offering price	$22.800	$95,760,000
Underwriting discounts and commissions	$1.026	$4,309,200
Proceeds, before expenses, to us	$21.774	$91,450,800

We have granted the underwriters a 30-day option to purchase up to 630,000 additional shares to cover any over-allotments. The selling stockholders have not granted any such option to the underwriters.

Investing in our securities involves certain risks. See "Risk Factors" beginning on page 4 of the accompanying prospectus and those risks discussed on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December 21, 2004.

JPMorgan
Banc of America Securities LLC
Pacific Growth Equities, LLC

December 15, 2004

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

In this prospectus supplement, we refer to the Company and its subsidiaries as "Serologicals," "we," "us" and "our", and we also refer to Upstate Group, Inc., Chemicon International, Inc. and Intergen Biodiagnostics, Inc. as "Upstate," "Chemicon" and "Intergen," respectively, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus supplement to our common stock include the associated preferred stock purchase rights pursuant to our stockholder rights plan.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds to, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

S-ii

Prospectus supplement summary

The following summary provides an overview of information about us and the terms of this offering. The purpose of the information that appears in this summary is to provide you with a basic understanding of our business and the industry in which we operate and an overview of the terms of this offering. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider the entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" section contained in the accompanying prospectus and other risks discussed in this prospectus supplement, before making an investment decision.

Our company

We are a global provider of biological products, enabling technologies and services to a diverse customer base that includes major life science companies and leading research institutions. Our customers use our products, technologies and services in a wide variety of their activities, including basic research, drug discovery, diagnosis and biomanufacturing. Our products, technologies and services are essential tools for research in key disciplines, including neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and molecular biology. In addition, we believe we are the world's leading provider of monoclonal antibodies for the blood typing industry.

In 2001, we embarked on a strategy of focusing on businesses with higher growth rates and higher margins than our historical core business. We enhanced our cell culture operations with our 2001 acquisition of Intergen, a cell culture company, and established our presence in the life sciences research market with our 2003 acquisition of Chemicon, a leading life sciences research provider. We divested our therapeutics plasma business, which was our historical core business, effective December 28, 2003. We acquired Upstate in October 2004 as the latest step in our strategic redirection.

The Upstate acquisition reinforces and expands our relationships within the life sciences research market and provides us with a leading platform in the drug screening and target validation segments of this market. Upstate is a leading supplier of tools for kinase research and a leading provider of drug discovery services to pharmaceutical companies seeking to develop drugs based on kinase biology. As a result of our strategic redirection, we believe we are well positioned to take advantage of the strong growth potential of the markets in which we compete. During the period of 2000 through 2003, revenue and earnings per share from our continuing operations grew at compound annual growth rates of 48% and 39%, respectively.

Our markets

We compete primarily in the life sciences research and biomanufacturing markets. We also compete in a niche segment of the diagnostics market. The principal end users in the life sciences research market are academic and institutional research laboratories, as well as research departments at both biotechnology and pharmaceutical companies. The research laboratories and departments include those operated by universities, medical research centers and governmental institutions where researchers typically conduct small scale experiments in basic molecular and cellular biology. The other principal laboratories in this market are operated by biotechnology and pharmaceutical companies in which researchers conduct small scale experiments and large scale operations, such as drug screening and target validation, and typically have a commercial focus.

We acquired Upstate in order to enter the drug screening and drug target validation segment of the life sciences research market. This segment consists of developers of therapeutic agents that conduct screening and target validation to determine the efficacy of a particular agent against a particular biological process. The market for drug screening and drug target validation products and services has grown significantly. We believe the market will continue to experience significant growth as researchers discover new potential therapeutic agents and new biological processes against which to screen them. New drug development requires a significant investment of time and money. As a result, we expect drug researchers will increase outsourcing of the drug screening and drug validation processes. Industry sources estimate that total annual sales in the research reagents market are approximately $3.5 billion and that the market for life sciences research products is expected to grow between 8% and 12% annually.

The biomanufacturing market consists of biotechnology and pharmaceutical companies that use cell culture products to grow mammalian or insect cells for either research or production of commercial quantities of proteins. Cell culture products include sera, media and supplements. As the number of biological therapeutic drugs increases, we expect the demand for cell culture products and services to increase. Currently, there are over 2,200 biological therapeutics in clinical development. According to industry estimates, total annual sales of the cell culture market were approximately $850 million during 2003, with the market expected to grow at an annual rate of approximately 10% to 16% through 2006.

We also compete in the blood typing segment of the diagnostics market. This market segment consists of blood banks and hospital transfusion services that use monoclonal antibodies to assure blood-type compatibility. According to industry estimates, the blood typing segment of this market has approximately $250 million of annual sales and is growing at an annual rate of approximately 5% to 10%.

Our segments

We are organized into three operating segments: research, cell culture and diagnostics.

Research.    We sell a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools, to research customers working in the areas of neuroscience, infectious disease, oncology, stem cells and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. As a result of our acquisition of Upstate, we are one of the leading suppliers of tools for kinase research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products under our Chemicon™ and Upstate™ brand names. Our research products segment is one of the largest producers of research reagents in the world based on revenues. On a pro forma basis after giving effect to our acquisition of Upstate, this segment accounted for approximately $80 million, or 50%, of our revenue for the nine months ended September 26, 2004.

Cell Culture.    We sell a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We believe that EX-CYTE® is superior to animal serum because it is less expensive and significantly reduces the risk of bovine contaminants, such as bovine spongiform encephalitis, or mad-cow disease. As a result of these advantages, EX-CYTE® was the single largest branded product in the serum-free marketplace, in terms of revenue, in 2002 and 2003 and the first nine months of 2004. We sold approximately $30 million of this product in 2003. We also provide a range of serum-based products in this segment, including bovine serum albumin, for which we are the world's leading supplier, and fetal bovine serum. We also sell recombinant human insulin to our cell culture customers for use as a media supplement. In addition, we provide contract research services to our cell culture products customers in the areas of cell-line optimization and media formulation. On a pro forma basis after giving effect to our acquisition of Upstate, our cell culture products and services segment accounted for approximately $58 million, or 36%, of our revenue for the nine months ended September 26, 2004.

Diagnostics.    Our diagnostics products segment manufactures monoclonal antibodies that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. Our products are made with over 50 cell lines and comprise one of the world's most comprehensive range of commercially available human monoclonal antibodies for blood grouping. We believe that sales of our blood typing monoclonal antibodies account for approximately 70% of the worldwide market for such products and that we operate the world's largest monoclonal plant for diagnostic antibodies in terms of the volume of products manufactured. On a pro forma basis after giving effect to our acquisition of Upstate, our diagnostics products segment accounted for approximately $23 million, or 14%, of our revenue for the nine months ended September 26, 2004.

Our strategy

Our primary business strategies are to:

Focus on High Value Products and Complementary Services.    We develop value-added products by:

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Obtaining intellectual property protection for our products. As a result of our efforts to increase our intellectual property portfolio, over 50% of our revenues in fiscal 2003 were derived from products that are licensed, patented or proprietary in nature. We expect to accelerate our research and our new product development efforts by targeting research and development spending at 10% of our gross revenues. We will continue to seek intellectual property protection for new products as we determine to be appropriate.

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Focusing on the provision of services to our customers as a means of adding value to our products. For example, our acquisition of Upstate now enables us to provide a broad range of drug discovery and screening services. We intend to expand our offerings to include services using our other research reagents, such as our range of recently introduced genome protein coupled receptors. In addition, our custom research services operation offers cell-line optimization services to customers of our cell culture products. Such services include development of custom cell culture media designed for the customer's specific applications.

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Actively in-licensing new technologies from academic and government institutions, as well as biotechnology and pharmaceutical companies. We use licensed technologies to create new products, including high value kits, many of which address bottlenecks in the research or drug discovery laboratories.

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Packaging combinations of products into kits and combining our cell culture products into formulations designed to optimize growth of specified cell lines.

Promote Organic Growth.    We maintain a strong focus on internal product innovation and organic growth. We employ a rigorous new product development process that resulted in the introduction of over 600 new research products during 2003. Our average first-year revenue from new products introduced in 2003 increased by approximately 61% over average first-year revenue from products introduced in 2002. In addition, Upstate introduced over 700 research products during the same period. Our new product development teams work with our research and development personnel to identify licensing opportunities that could result in new products. In our cell culture products and services segment, we devote considerable research and development efforts to the development of unique cell culture supplement formulations. EX-CYTE® has been incorporated into the manufacturing protocol of four FDA-approved biological drugs and is currently being investigated for use in over 40 biological therapeutics currently in pre-clinical through phase III development. In addition, we have implemented evaluation programs to encourage new and existing customers to test EX-CYTE® in product development activities. During the first six months of 2004, approximately 300 new evaluations using EX-CYTE® were launched.

Continue Margin Improvement.    We focus on margin improvement by:

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Creating incentives for our sales force to concentrate on sales of higher margin products and removing low margin products from our offerings.

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Implementing shared best practices across all of our lines of business, particularly in the areas of manufacturing and quality control. For example, we implemented a lean manufacturing initiative in our cell culture products and services segment in fiscal 2003 to target cost reductions. Cost reduction programs include improving several manufacturing processes to reduce cycle times, reducing the cost of raw materials through improved vendor relationships, streamlining spare parts and materials purchasing procedures and streamlining quality control testing procedures.

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Implementing more stringent quality controls. By implementing such controls, we reduced the number of defective lots of diagnostic products and cell culture supplement products during fiscal 2003.

We believe the Upstate acquisition will create additional opportunities for revenue growth and margin improvement. For example, we expect to be able to increase revenue through increased utilization of our sales forces and cross-selling opportunities, reduce administrative expenses in our research products business by eliminating duplicate functions and facilities and use our existing sales force to supplant Upstate's network of third-party distributors.

Enter into Strategic Acquisitions.    We seek to make selective acquisitions of other companies with products and technologies, trusted brand names, strong market positions and strong intellectual property positions that complement our existing business lines. Our focus is primarily on acquisitions in the research products and services segment, where only a handful of companies generate in excess of $50 million in annual revenues.

Recent developments

Acquisition of Upstate.    On October 14, 2004, we completed our acquisition of Upstate for $205 million, consisting of $102.5 million in cash and approximately 4.3 million shares of our common stock. We obtained the cash portion of the purchase price from a new credit agreement, which is described below. Upstate, which we intend to operate within our research products and services segment, is headquartered in Charlottesville, Virginia and operates major facilities in Lake Placid, New York and Dundee, Scotland. For the nine months ended September 30, 2004, Upstate generated revenues of approximately $40.7 million and pre-tax income of approximately $2.8 million.

We have begun our analysis of the operating synergies that may be realized from the integration of our Chemicon and Upstate subsidiaries. We expect to complete this analysis during the fourth quarter of 2004 and to begin implementing our integration plan during the first quarter of 2005. We currently expect to realize a positive impact of approximately $4 million in operating income in the first year after completion of the Upstate acquisition through increased sales as the result of better utilization of sales and marketing personnel, the elimination of redundant facilities, the termination of Upstate's distributor agreements in areas where Chemicon has sales personnel and the rationalization of the administrative functions of our Chemicon and Upstate subsidiaries.

Pursuant to a registration rights agreement, we filed a registration statement on November 10, 2004 relating to the shares of common stock issued in the Upstate acquisition. The registration statement was declared effective on December 6, 2004. The holders of shares of our common stock issued in the Upstate acquisition are entitled to sell their shares from time to time pursuant to that registration statement. Holders of 1,362,860 shares of our common stock that were issued in the Upstate acquisition are selling their shares pursuant to that registration statement in a concurrent offering.

New Credit Facility.    We borrowed approximately $80 million of the cash portion of the purchase price for Upstate pursuant to a new credit facility that we entered into simultaneously with the acquisition. The credit facility, which replaced in its entirety our former revolving credit facility, was extended to us by a syndicate of financial institutions, including JPMorgan Chase Bank, as administrative agent, and Bank of America, N.A., as syndication agent. The credit facility provides for aggregate borrowings by us of up to $125 million, consisting of a five-year $45 million revolving credit facility and a seven-year $80 million term loan. We intend to use the proceeds of this offering to repay in whole or in part the indebtedness outstanding under the credit facility.

Corporate information

We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

The offering

Shares of common stock offered by Serologicals: 4,200,000 shares
Shares of common stock to be outstanding after this offering: 33,821,620 shares
Nasdaq National Market symbol: SERO

Use of proceeds

We intend to use the proceeds from the sale of the shares in this offering to repay outstanding indebtedness under our credit facility and for general corporate purposes. See "Use of Proceeds."

The share amounts listed here are based on shares outstanding as of December 15, 2004. These amounts exclude:

•
2,697,248 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $15.38 per share;

•
1,241,624 shares of common stock reserved for issuance under our stock option plans; and

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8,789,729 shares of common stock reserved for issuance upon conversion of our 4.75% convertible senior subordinated debentures due 2033.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised.

The concurrent offering

Holders of shares of our common stock who acquired their shares when we acquired Upstate are offering 1,362,860 shares of our common stock for sale in an offering that is being conducted concurrently with this offering. The underwriters who have agreed to purchase the shares we are offering to sell have also agreed to purchase the shares the selling stockholders have offered to sell. The underwriters will pay the same price to us and the selling stockholders.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares pursuant to this prospectus equals $80,000,000;

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Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder in the concurrent offering, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

Summary financial data

The following summary historical financial and other data as of and for the fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical financial data as of September 26, 2004 and for the nine months ended September 26, 2004 and September 28, 2003 were derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the nine months ended September 26, 2004 may not be indicative of results that may be expected for the full year.

The following unaudited summary pro forma financial and other data for the year ended December 28, 2003 and as of the nine months ended September 26, 2004 are based on our historical consolidated financial statements and those of Upstate Group, Inc. and subsidiaries. The unaudited pro forma combined balance sheet data give effect to the Upstate Acquisition as if it occurred on September 26, 2004 and the unaudited pro forma combined statements of income data give effect to the Upstate acquisition as if it occurred on the first day of the relevant period.

The unaudited pro forma financial and other data are based upon available information and certain assumptions that we believe are reasonable. The unaudited summary pro forma financial and other data are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Upstate acquisition in fact occurred on such dates or to project our financial position or results of operations for any future period.

The summary financial data set forth below should be read in conjunction with "Unaudited pro forma combined financial information" included elsewhere in this prospectus supplement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Nine months ended			Fiscal year
	September 26, 2004			2003		2002	2001
			September 28, 2003
(in thousands, except ratios and per share data)	Consolidated pro forma			Consolidated pro forma
		Historical	Historical		Historical	Historical	Historical

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of income data:
Net sales	$167,252	$126,761	$100,555	$190,784	$146,915	$99,289	$53,564
Cost of Sales	69,095	57,379	46,276	78,757	65,675	47,076	22,878

Gross profit	98,157	69,382	54,279	112,027	81,240	52,213	30,686
Operating income	24,652	23,177	15,470	21,298	26,405	9,970	8,535
Other expense (income), net	(309)	(231)	248	125	180	31	72
Interest expense (income), net	5,868	2,945	2,953	7,950	4,129	(398)	(1,139)
Income from continuing operations before income taxes	19,093	20,463	7,777	8,544	17,604	10,337	9,602
Provision (benefit) for income taxes	5,919	6,343	2,725	3,653	5,537	3,617	3,380

Net income from continuing operations	$13,174	$14,120	$5,052	$4,891	$12,067	$6,720	$6,222
Net Income from continuing operations per common share:
Basic	$0.45	$0.57	$0.21	$0.17	$0.49	$0.28	$0.26
Diluted	0.38	0.48	0.20	0.17	0.48	0.27	0.26
Weighted average common and common equivalent shares outstanding
Basic	29,277	24,943	24,502	28,883	24,549	24,357	23,749
Diluted	38,639	34,306	24,874	29,294	24,960	24,837	24,439

	As of September 26, 2004		As of
(in thousands)	Consolidated pro forma	Historical	December 28, 2003	December 29, 2002	December 30, 2001

	(unaudited)
Balance sheet data:
Cash and cash equivalents	$26,555	$50,357	$48,564	$15,242	$10,780
Total assets	588,193	379,372	358,178	191,165	175,338
Long-term debt and capital lease obligations, less current maturities	212,770	132,244	130,916	—	1,451
Stockholders' equity	296,961	197,843	178,972	170,370	152,475

Forward-looking statements

This prospectus supplement and the accompany prospectus contain certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

You should not place undue reliance on any forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

All forward-looking statements contained in this prospectus supplement and the accompanying prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus supplement and the accompanying prospectus. Among the factors that could cause our actual results to differ materially are:

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our ability to implement our growth strategy;

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our ability to manage our growth and expansion;

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our ability to raise capital;

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our ability to find acceptable acquisitions in the future and to integrate and manage them;

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our ability to compete effectively within our industry;

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the availability and cost of raw materials;

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our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

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our dependence on a supply of recombinant human insulin from a third party for a significant portion of the revenues in our cell culture products and services segment;

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our ability to comply with governmental, customer and industry laws, regulations and guidelines, including those related to environmental compliance and remediation;

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our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

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our ability to protect our intellectual property;

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the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

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adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals;

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risks associated with transfer pricing issues and other tax issues arising as a result of operations in multiple taxing jurisdictions; and

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risks associated with our international operations.

In addition to the risk factors discussed in the accompanying prospectus, you should also consider the following additional risks when investing in our common stock.

We face considerable business and financial risks in our acquisition of Upstate Group, Inc.

On October 14, 2004, we completed the acquisition of Upstate for $205 million. The acquisition of Upstate required a substantial expenditure and involves substantial risks on our part. For a variety of reasons, we cannot assure you that the acquisition of Upstate will produce the revenues, earnings or business synergies that we anticipate, or that it will perform as expected. The reasons for our uncertainty include:

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potential difficulties in the integration of Upstate's operations, technologies, products and personnel;

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potential loss of key employees;

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potential diversion of management's attention away from other business concerns; and

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potential unanticipated expenses of any undisclosed or potential legal liabilities of Upstate.

Any one or a combination of these factors may cause our revenues or earnings to decline. Furthermore, despite the strong growth Upstate demonstrated as an independent company prior to the acquisition, we cannot be sure that the business will continue to have strong growth after the acquisition.

Future sales of our common stock may cause our stock price to decline.

On November 10, 2004, we filed a registration statement relating to approximately 4.3 million shares of our common stock issued in connection with our acquisition of Upstate. The registration statement was declared effective on December 6, 2004. Holders of 1,362,860 shares of our common stock issued in the Upstate acquisition are selling their shares pursuant to that registration statement in a concurrent offering. We understand that some of the stockholders have engaged or may engage in hedging transactions relating to our common stock with investment banks and other institutions, including, subject to compliance with applicable securities laws and regulations, the underwriters or their affiliates. The hedging transactions could occur prior to or following the pricing of our offering and the concurrent offering. Sales of or hedging transactions with respect to substantial amounts of our common stock in the public market following this offering by stockholders holding these shares or other sales by us, or the perception that these sales or hedging transactions might occur, could lower the market price for our common stock.

Our executive officers and directors and Healthcare Ventures V, L.P., a stockholder that received 847,752 shares of our common stock in the Upstate acquisition, have agreed under lock-up agreements that, for a period of 90 days from the date of this prospectus supplement, in the case of our executive officers and directors, and for a period ending on January 5, 2005, in the case of Healthcare Ventures V, L.P., they will not, without the prior written consent of J.P. Morgan Securities Inc., pledge, sell, contract to sell or otherwise transfer or dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of our common stock, subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, J.P. Morgan Securities Inc. has agreed that Mr. Ian Ratcliffe, President of Upstate, may sell or otherwise dispose of up to 42,906 shares of our common stock. J.P. Morgan Securities Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Demand for EX-CYTE® has been flat for the past three years. As a result, the demand is substantially lower than we forecast when we decided to construct our new manufacturing facility in Lawrence, Kansas. If we were to commence operations as originally planned at our new plant, our capacity to manufacture the product would exceed current demand. To address this situation, we may decide to delay the commencement of commercial production of EX-CYTE® at our Lawrence plant or otherwise evaluate how to efficiently manage capacity at both our Lawrence and Kankakee, Illinois facilities. We will re-evaluate demand for the product during 2005. There is a risk that we could be required to record an impairment charge with respect to our investment in the plant. The charge could have a material adverse effect on our business, results of operations and financial condition.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $91.0 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This number is based on the public offering price of $22.80 per share and does not include any exercise of the underwriters' over-allotment option. We intend to use the proceeds from the sale of the shares in this offering to repay $80.0 million of outstanding indebtedness under our credit facility and for general corporate purposes.

As of the date of this prospectus supplement, we had $80.0 million outstanding under the term loan portion of our credit facility, which bore interest at 4.39%. As of the date of this prospectus supplement, we had not borrowed any amounts pursuant to the revolving loan portion of our credit facility. The revolving loan and term loan are scheduled to mature on October 14, 2011. We incurred the outstanding indebtedness under our credit facility in connection with the payment of the cash portion of the consideration paid in the Upstate acquisition. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our credit facility and will receive a portion of the amounts to be repaid under the credit facility from the proceeds of this offering.

Holders of shares of our common stock who acquired their shares when we acquired Upstate are offering 1,362,860 shares of our common stock for sale in an offering that is being conducted concurrently with our offering. We will not receive any of the proceeds from the sale of our shares of common stock by the selling stockholders. We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares pursuant to this prospectus equals $80,000,000;

•
Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder in the concurrent offering, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

Price range of common stock and dividend policy

Our common stock is listed on the Nasdaq National Market under the symbol "SERO."

The following table shows, for the periods indicated, the high and low sale prices per share for our common stock on the Nasdaq National Market.

	High	Low

Fiscal Year Ended December 29, 2002
First Quarter	$22.00	$13.71
Second Quarter	21.80	15.08
Third Quarter	20.20	11.00
Fourth Quarter	13.90	7.32
Fiscal Year Ended December 28, 2003
First Quarter	$11.28	$7.43
Second Quarter	14.41	7.54
Third Quarter	16.92	11.27
Fourth Quarter	18.80	12.51
Fiscal Year Ending January 2, 2005
First Quarter	$21.17	$14.34
Second Quarter	22.35	17.10
Third Quarter	23.85	18.60
Fourth Quarter (through December 15, 2004)	24.74	22.06

On December 15, 2004, the last sales price of our common stock was $23.02 per share. As of December 15, 2004, there were 90 holders of record of our common stock.

We have never paid cash dividends on our common stock. We do not expect to declare cash dividends on our common stock in the future and expect to retain all earnings for business development. Any possible future cash dividends will depend on our earnings, capital requirements and financial condition and will be made at the discretion of our board of directors. In addition, our ability to pay dividends is prohibited by the terms of our credit facility. Any declaration and payment of cash dividends on our common stock will result in an adjustment of the conversion rate for our 4.75% convertible senior subordinated debentures due 2033.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 26, 2004, assuming that the underwriters do not exercise their option to purchase additional shares of our common stock:

•
on an actual basis;

•
as adjusted for the Upstate acquisition; and

•
as further adjusted to reflect the issuance of 4,200,000 shares of our common stock to be sold by us at the public offering price of $22.80 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and after giving effect to our use of the estimated net proceeds therefrom.

The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

As of September 26, 2004 (in thousands, except share amounts)	Actual	As adjusted	As further adjusted

Cash and cash equivalents	$50,357	$22,807	$33,762
Long-term debt, less current maturities:
Revolving credit facility	—	—	—
Term loan	—	80,000	—
4.75% Convertible Senior Subordinated Debentures due 2033	130,782	130,782	130,782
Capital lease obligations	1,462	2,776	2,776

Total long-term debt	132,244	213,558	133,558

Stockholders' equity:
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 25,034,437 shares issued and outstanding—actual; 29,367,752 shares issued and outstanding—as adjusted; and 33,567,752 shares issued and outstanding—as further adjusted(1)	284	327	369
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, no shares issued and outstanding	—	—	—
Additional paid-in capital	125,561	228,018	318,931
Retained earnings	87,838	84,456	84,456
Accumulated other comprehensive income	4,507	4,507	4,507
Less: common stock held in treasury	(20,347)	(20,347)	(20,347)

Total stockholders' equity	197,843	296,961	387,916
Total capitalization	330,087	510,519	521,474

(1)
The number of shares issued and outstanding does not include: (a) 8,789,729 shares issuable upon conversion of our 4.75% convertible senior subordinated debentures due 2033; (b) 2,697,248 shares issuable upon the exercise of outstanding stock options and (c) 1,241,624 shares available for future issuance under stock option plans.

Unaudited pro forma combined financial information

The following unaudited pro forma combined balance sheet as of September 26, 2004 and unaudited pro forma combined statements of income for the year ended December 28, 2003 and the nine months ended September 26, 2004 are based on our historical consolidated financial statements and those of Upstate Group, Inc. and subsidiaries. Our historical financial statements for the year ended December 28, 2003 are included in our Annual Report on Form 10-K for the year ended December 28, 2003 and our historical financial statements for the nine months ended September 26, 2004 are included in our Quarterly Report on Form 10-Q for the quarter ended September 26, 2004 (each of which is incorporated by reference in this prospectus supplement). Unaudited and audited historical financial statements of Upstate were included as exhibits to a Current Report on Form 8-K/A filed by us on December 6, 2004. The unaudited pro forma combined financial statements were adjusted to give effect to the acquisition of Upstate (the "Acquisition") pursuant to the Agreement and Plan of Merger dated September 7, 2004, by and among Serologicals Corporation, Cavalier Acquisition Company, LLC, Upstate Group, Inc. and an individual who serves as the representative of the Upstate stockholders, as amended. The Acquisition was accounted for in the unaudited pro forma combined financial statements using the purchase method of accounting based on the assumptions and adjustments in the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it occurred on September 26, 2004 and the unaudited pro forma combined statements of income give effect to the Acquisition as if it occurred on December 30, 2002, the first day of our 2003 fiscal year.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial statements are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Acquisition in fact occurred on such dates or to project our financial position or results of operations for any future period. Furthermore, the estimated purchase price allocation is preliminary and subject to further revision.

The unaudited pro forma combined financial statements and the notes thereto should be read in conjunction with our historical consolidated financial statements and the notes thereto and the historical consolidated financial statements of Upstate and the notes thereto.

Serologicals Corporation
Unaudited pro forma combined balance sheet
September 26, 2004

(in thousands)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

ASSETS
Current Assets:
Cash and cash equivalents	$50,357	$1,238	$(25,040)	(1)(3)	$26,555
Trade accounts receivables, net	31,096	6,461	—		37,557
Inventories	39,195	8,820	—		48,015
Other current assets	14,190	1,700	—		15,890

Total current assets	134,838	18,219	(25,040)		128,017
Property and equipment, net	83,562	6,463	3,052	(4)	93,077
Goodwill	107,022	—	130,074	(4)	237,096
Intangible assets, net	47,579	3,161	71,939	(4)	122,679
Other assets, net	6,371	14	939	(4)	7,324

Total assets	$379,372	$27,857	$180,964		$588,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$1,842	$1,736	$370	(3)	$3,948
Accounts payable	5,453	8,796	(594)	(6)	13,655
Accrued liabilities	21,726	2,200	(433)	(6)	23,493
Deferred revenue	—	102	—		102

Total current liabilities	29,021	12,834	(657)		41,198
Long-term debt and capital lease obligations, less current maturities	132,244	4,136	76,390	(3)	212,770
Deferred income taxes	20,115	—	17,000	(4)	37,115
Other liabilities	149	—	—		149

Total liabilities	181,529	16,970	92,733		291,232

Redeemable preferred stock	—	26,622	(26,622)	(5)	—

Cumulative convertible preferred stock	—	1,512	(1,512)	(5)	—

Stockholders' equity:
Preferred stock	—	—	—		—
Common stock	284	—	43	(5)	327
Additional paid in capital	125,561	8,532	93,925	(5)	228,018
Deferred compensation	—	(2,200)	2,200	(5)	—
Retained earnings	87,838	(24,010)	20,628	(5)(6)	84,456
Accumulated other comprehensive income	4,507	431	(431)	(5)	4,507
Less: Treasury stock at cost	(20,347)	—	—		(20,347)

Total stockholders' equity	197,843	(17,247)	116,365		296,961

Total liabilities and stockholders' equity	$379,372	$27,857	$180,964		$588,193

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited pro forma combined statement of income
For the twelve months ended December 28, 2003

(in thousands, except share and per share amounts)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

Net sales	$146,915	$44,158	$(289)	(2)	$190,784
Cost of sales	65,675	14,592	(1,510)	(2)(4)(6)	78,757

Gross profit	81,240	29,566	1,221		112,027
Selling, general and administrative	43,668	17,768	333	(4)(6)	61,769
Research and development	6,214	9,919	98	(6)	16,231
Amortization of intangibles	2,175	—	4,523	(4)	6,698
Non cash stock compensation	—	919	(919)	(6)	—
Special charges, net	2,778	—	—		2,778
Purchased in-process research and development	—	—	3,253	(4)	3,253

Operating income	26,405	960	(6,067)		21,298
Other (income) expenses, net	180	(55)	—		125
Write-off of deferred financing costs	4,492	—	187	(7)	4,679
Interest expense	4,384	504	3,103	(7)	7,991
Interest income	(255)	(24)	238	(7)	(41)

Income before income taxes	17,604	535	(9,595)		8,544
Provision for income taxes	5,537	180	(2,064)	(8)	3,653

Net income from continuing operations	$12,067	$355	$(7,531)		$4,891

Net income per common share:
Basic	$0.49				$0.17

Diluted	$0.48				$0.17

Weighted average shares:
Basic	24,549,322		4,333,315	(5)	28,882,637

Diluted	24,960,208		4,333,315	(5)	29,293,523

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Unaudited pro forma combined statement of income
For the nine months ended September 26, 2004

(in thousands, except share and per share amounts)	Serologicals as reported	Upstate historical	Pro forma adjustments		Serologicals pro forma

Net sales	$126,761	$40,784	$(293)	(2)	$167,252
Cost of sales	57,379	12,892	(1,176)	(2)(4)(6)	69,095

Gross profit	69,382	27,892	883		98,157
Selling, general and administrative	38,029	15,416	(87)	(6)	53,358
Research and development	6,112	8,488	91	(6)	14,691
Amortization of intangibles	2,064	—	3,392	(4)	5,456
Noncash stock compensation	—	679	(679)	(6)	—
Provision for claim settlement	—	109	(109)	(6)	—

Operating income	23,177	3,200	(1,725)		24,652
Other (income) expenses, net	(231)	(78)	—		(309)
Interest expense	3,527	499	2,261	(7)	6,287
Interest income	(582)	(16)	179	(7)	(419)

Income before income taxes	20,463	2,795	(4,165)		19,093
Provision (benefit) for income taxes	6,343	117	(541)	(8)	5,919

Net income	$14,120	$2,678	$(3,624)		$13,174

Net income per common share:
Basic	$0.57				$0.45

Diluted	$0.48				$0.38

Weighted average shares:
Basic	24,943,488		4,333,315	(5)	29,276,803

Diluted	34,305,938		4,333,315	(5)	38,639,253

See notes to unaudited pro forma combined financial statements.

Serologicals Corporation
Notes to unaudited pro forma combined
financial statements

1.     Major assumptions

On October 14, 2004, effective as of October 1, 2004, Serologicals Corporation ("Serologicals" or the "Company") acquired Upstate Group, Inc., a privately held company headquartered in Virginia ("Upstate"), pursuant to the definitive Agreement and Plan of Merger dated September 7, 2004 (the "Merger Agreement") as amended by the Amendment to Agreement and Plan of Merger, dated October 14, 2004 (the "Amendment") between Serologicals and Upstate for total consideration of $205 million in Serologicals common stock and cash. In addition, Serologicals paid approximately $3.9 million in related transaction fees.

Serologicals issued 4,333,315 shares of its common stock at an average price of $23.6539 per share, based on the average trading price of Serologicals' common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. Serologicals financed the cash portion of the Acquisition using a combination of cash on hand and proceeds from a new credit facility.

In connection with the Upstate acquisition, the Company entered into the new $125 million credit agreement with a bank syndicate consisting of an $80 million seven-year term loan and a $45 million five-year revolver replacing the Company's existing $30 million revolving credit facility. The Company used the proceeds of the $80 million term loan, less issuance costs of approximately $1.1 million, and cash on hand to finance the Acquisition.

The Acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values at the effective date of the Acquisition. The estimated purchase allocation is preliminary and is subject to revision. A third party valuation of the intangible assets is being conducted, and the final allocation will be made when completed.

The unaudited pro forma combined statements of income were prepared as if the Acquisition occurred on December 30, 2002 (the first day of the Company's 2003 fiscal year), and the unaudited pro forma combined balance sheet was prepared as if the Acquisition occurred on September 26, 2004. These statements do not purport to represent what the Company's financial position and results of operations would actually have been had the Acquisition in fact occurred on such dates or to project the Company's financial position or results of operations for any future period. Furthermore, the allocation of the purchase price is preliminary and subject to further revision.

The Pro Forma Statements have been prepared based on the annual audited consolidated financial statements of the Company and Upstate for their respective years ended 2003 and the unaudited consolidated financial statements for the nine months ended September 26, and September 30, 2004, respectively.

2.     Elimination of intercompany transactions

The Company and Upstate have periodically had product sales between them and have entered into various license agreements for use of technology and product development. Intercompany transactions have been eliminated in the combined Pro Forma Statements.

3.     Debt and notes payable

All of Upstate's outstanding debt and notes payable, except certain capitalized leases, were repaid at closing from cash proceeds from the Acquisition. The pro forma adjustments reduced current maturities of long term debt and capital lease obligations and long-term debt and capital lease obligations, less current maturities by $.4 million and $2.8 million, respectively. The remaining debt represents the 4.75% Convertible Debentures, the $80 million term loan and certain capitalized leases assumed by the Company. Additionally, the Company funded the cash portion of the Acquisition, totaling $103.9 million including acquisition costs less capital leases assumed, from the net proceeds of the $80 million seven-year term loan and available cash on hand. Acquisition costs and debt refinancing costs totaled $3.9 million and $1.1 million, respectively. A pro forma adjustment of $0.8 million was made to reclassify the portion of the term loan from long-term debt and capital lease obligations to current maturities of long-term debt and capital lease obligations as this amount is due within 12 months of issuance. Pro forma long-term debt and capital lease obligations at September 26, 2004 consisted of the following (in thousands):

4.75% Convertibles debentures	$130,782
Term loan	80,000
Capital lease obligations	5,936

216,718
Less current maturities	(3,948)

$212,770

4.     Purchase price and long-term tangible and intangible assets

The components of the purchase price were determined as follows (in thousands):

Value of common stock issued at closing	$102,500
Cash paid at closing	99,990
Direct costs of acquisition	3,924
Current liabilities assumed	11,421
Long-term liabilities assumed	1,326
Estimated long-term deferred income taxes	17,000

$236,161

Preliminary purchase price allocations have resulted in the following long-term asset classifications (in thousands):

Asset description	Estimated fair value	Estimated life

Fixed assets	$9,515	3-35 years
Developed technology and brands	52,200	16 years
Trademarks and trade names	9,600	Indefinite
Software and information database	1,400	3 years
Customer base	11,900	15 years
Goodwill	130,074	Indefinite

Based on the results of the preliminary valuation, the Company expects that there will be a write-off of purchased in-process research and development of approximately $3.3 million, which was reflected in the Pro Forma Statements as a charge to income during the twelve months ended December 28, 2003, and also reflected in the September 26, 2004 Balance Sheets as an adjustment to Retained Earnings. Pro forma adjustments for decreases in depreciation of $1.3 million and $1 million and increases in amortization of $4.25 million and $3.2 million at December 28, 2003 and September 26, 2004, respectively, were calculated by determining the amount of depreciation and amortization for the period using the fair values and the lives above, and adjusting the actual amounts recognized for the periods by the amounts calculated to arrive at a net adjustment. In accordance with SFAS 141, goodwill and trademarks and trade names related to this transaction are not amortized as they are indefinite lived assets.

Upstate had net deferred tax assets of approximately $7 million at December 31, 2003, primarily consisting of available world-wide net operating loss carryforwards and certain other temporary differences between financial statement income and income that would be reported on its income tax returns. Upstate had provided a valuation allowance against all of the deferred tax assets, however the Company expects to realize the future benefit of these deferrals and these assets were included in the estimated value of assets acquired. Additionally the Pro Forma Financial Statements include an estimate of the deferred income tax liability, $24 million, arising from the basis difference between financial statements and income taxes on the estimated value allocated to the defined life intangible assets. This liability was calculated by multiplying the Company's expected effective tax rate (see Note 8) times the total estimated value of all long-term assets, excluding goodwill. It was assumed that all of these deferred taxes were long-term, resulting in a net deferred income tax liability arising from the purchase of $17 million at September 26, 2004.

5.     Issuance of common stock

In connection with the Acquisition, the Company issued 4,333,315 shares of its common stock at a price of $23.6539 per share, based on the average trading price of its common stock as traded on the NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to certain preferred and common stockholders of Upstate as consideration for the Acquisition, with the balance of the consideration funded in cash. The issuance of these shares is reflected in the stockholders' equity section of the balance sheet at September 26, 2004. Primary and fully diluted common shares have been adjusted to reflect these shares as outstanding effective December 30, 2002, the first day of the Company's 2003 fiscal year. Accordingly primary and fully diluted earnings per share have been recalculated as though these shares had been outstanding for all of the year ended December 28, 2003 and for the nine months ended September 26, 2004.

6.     Noncash stock compensation and nonrecurring expenses

Noncash stock compensation expense presented in the Upstate historical financial statements was reclassified in the pro forma statements of income as follows (in thousands):

	September 26, 2004	December 28, 2003

Cost of goods sold	$83	$67
Selling, general, and administrative	505	603
Research and development	91	249

	$679	$919

Upstate recorded a $.1 million additional provision for the settlement of a lawsuit in September 2004. Previously in 2002, Upstate had recorded $.45 million as an estimated settlement on this claim. Accordingly, at September 30, 2004, Upstate had a $.55 million accrual recorded on its balance sheet. This settlement was paid in cash during October 2004 from the proceeds of cash consideration paid in the Acquisition.

In September 2004, Upstate accrued to expense $.39 million for costs associated with the Acquisition.

In 2003, Upstate incurred $.15 million in research and development expense on behalf of an abandoned subsidiary operation.

These expenses are eliminated from the Pro Forma Statements for each of the appropriate periods because they were not considered as part of the ongoing operations of the combined companies. The following table summarizes for each period the effect these adjustments have on operations (in thousands):

	September 26, 2004	December 28, 2003

Claim settlement	$109	$—
Acquisition costs	390	—
Expenses on behalf of abandoned operation	—	151

	$499	$151

7.     Interest income and expense

The pro forma interest income was reduced by $.2 million for both the year ended 2003 and the nine months ended September 26, 2004. This reflects the reduction of cash on hand of approximately $25 million, which was used to fund the Acquisition as though it occurred on December 29, 2002, the first day of the Company's 2003 fiscal year. It was assumed the average balance available during this period for investment was reduced by this amount and less interest income was earned.

The pro forma interest expense adjustment of $3.1 million and $2.3 million in 2003 and 2004, respectively, were calculated reflecting that the Acquisition was funded with an $80 million term loan and cash on hand. The Company also assumed that the debt balance remained constant during 2003 and 2004. The pro forma adjustment for interest was calculated using a weighted average interest rate of 4%. The Company selected 4% as it approximates the average LIBOR rate, 1.5%, during the 18 month period covered by the Pro Forma Statements plus 250 basis points as provided for in the credit agreement. Additionally interest expense includes a pro forma adjustment of $.2 million and $.1 million for amortization of capitalized debt costs associated with the Company's new credit facility during fiscal year 2003 and the nine months in 2004, respectively. During 2003, the Pro Forma Financial Statements include a write off of $.2 million representing the unamortized portion of the Company's old $30 million revolver, which was replaced with a new $45 million revolver. Interest expense includes a pro forma adjustment to reverse interest cost associated with Upstate's borrowings repaid at closing of $.26 million and $.27 million in 2003 and 2004, respectively.

8.     Income taxes

The income tax effect included in the pro forma adjustments for the twelve months ended December 26, 2003 was calculated assuming pro forma income before taxes was taxed at 43%. This rate was determined based on Serologicals historical 2003 effective income tax rate of 31% adjusted for the tax effect of adding back to taxable income the write off of purchased in-process research and development, which is not deductible for income tax purposes. The income tax effect included in the pro forma adjustments for the nine months ended September 26, 2004 was calculated assuming all pro forma adjustments were taxed at Serologicals historical 2003 effective income tax rate of 31%.

U.S. federal tax considerations to non-U.S. holders

The following is a summary of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that hold our common stock as a capital asset.

For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not represent a description of the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company"), and it generally does not address any U.S. taxes other than the federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

We have never declared or paid any cash dividends on our common stock and do not currently anticipate paying any cash dividends on our common stock. If we were to pay dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (i) complete Internal Revenue Service, or IRS, Form W-8BEN (or successor form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Federal estate tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Underwriting

J.P. Morgan Securities Inc. is acting as sole book-running manager and representative of the underwriters named below with respect to this offering and the concurrent offering of shares of our common stock by the selling stockholders. Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Name	Number of shares

J.P. Morgan Securities Inc	2,310,000
Banc of America Securities LLC	1,260,000
Pacific Growth Equities, LLC	630,000

Total	4,200,000

The underwriting agreement also relates to the concurrent offering of shares of our common stock by certain of our stockholders that acquired shares of our common stock in our acquisition of Upstate. It sets forth the number of shares that each of the underwriters named above has severally agreed to purchase from the selling stockholders. We have agreed with the selling stockholders that, if not all of the shares we are offering and they are offering are sold, the shares sold will be allocated as follows:

•
First, the selling stockholders will not be entitled to sell any shares until the net proceeds (after deduction of underwriting discounts and commissions, but before deduction of offering expenses) to us from our offering of shares pursuant to this prospectus equals $80,000,000;

•
Second, the selling stockholders will be entitled to sell shares on a pro rata basis based on the total number of shares being offered by each selling stockholder, until the selling stockholders have sold all of the shares being offered by them; and

•
Third, we will be entitled to sell any shares in excess of those sold pursuant to the two clauses above (including any shares sold pursuant to the over-allotment option, regardless of whether the selling stockholders sell all of the shares they are offering pursuant to the second clause above).

The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•
the obligation to purchase all shares of common stock offered hereby if any of the shares are purchased;

•
the representations and warranties made by us and the selling stockholders to the underwriters are true and correct;

•
there is no material change in the financial markets; and

•
we and the selling stockholders deliver customary closing documents to the underwriters.

Over-allotment option

We have granted the underwriters a 30-day option after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of an additional 630,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised to cover over-allotments, if any, made in connection with this offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in this offering as indicated in the preceding table. The selling stockholders have not granted any such option to the underwriters.

Underwriting discounts and commissions

The underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and the prospectus supplement relating to the concurrent offering by the selling stockholders, and to selected dealers, at such public offering price less a selling concession not in excess of $0.6156 per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.1000 per share to brokers and dealers. After this offering, the underwriters may change the offering price and other selling terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 630,000 additional shares. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters pay us.

	Without over- allotment exercise	With over- allotment exercise

Per share	$1.026	$1.026
Total	$4,309,200	$4,955,580

We estimate that the total expenses of this offering and the concurrent offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $496,000.

Lock-up agreements

We have agreed that we will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stock, without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, except

•
issuances pursuant to the exercise of options outstanding on the date hereof,

•
grants of employee stock options pursuant to the terms of a plan in effect on the date hereof,

•
issuances pursuant to the exercise of such options, and

•
the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plan in existence on the date hereof.

Our executive officers and directors and Healthcare Ventures V, L.P., a stockholder that received 847,752 shares of our common stock in the Upstate acquisition, have agreed under lock-up agreements that, without the prior written consent of J.P. Morgan Securities Inc., they will not, subject to certain specified exceptions, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock owned by such persons or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the stock, until 90 days after the date of this prospectus supplement, in the case of our executive officers and directors, and until January 5, 2005, in the case of Healthcare Ventures V, L.P., subject to certain exceptions, including pursuant to plans under Rule 10b5-1 of the Exchange Act. In addition, J.P. Morgan Securities Inc. has agreed that Mr. Ian Ratcliffe, President of Upstate, may sell or otherwise dispose of up to 42,906 shares of our common stock.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M ("Regulation M") under the Exchange Act of 1934:

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

In addition, subject to compliance with applicable securities laws and regulations, including Regulation M, the underwriters may engage in hedging transactions with certain stockholders relating to shares issued in connection with the Upstate Acquisition.

Neither we, nor any selling stockholder nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, nor any selling stockholder nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic distribution

A prospectus supplement accompanied by a prospectus in electronic format may be made available by password on the Internet sites or through other online services maintained by certain of the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms and this prospectus supplement and the accompanying prospectus online and, depending upon the underwriter, prospective investors may be allowed to place orders online or through their financial advisor. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved or endorsed by us or the underwriters in its capacity as underwriter and should not be relied upon by investors.

Relationships

Certain of the underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent and a lender under our credit facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the syndication agent and a lender under our current credit facility. JPMorgan Chase Bank and Bank of America, N.A. will receive a portion of the amounts to be repaid under the credit facility from the proceeds of this offering. See "Use of Proceeds." Because more than 10% of the aggregate net proceeds of this offering and the concurrent offering will be paid to an affiliate of a member of the National Association of Securities Dealers, Inc., or the "NASD," that is participating in this offering, this offering is being made pursuant to Rule 2710(h)(1) of the NASD Conduct Rules. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

Discretionary sales

The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Canadian residents

Offers and sales in Canada

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

This prospectus supplement and the accompanying prospectus are for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement and the accompanying prospectus or any other information provided by us in connection with the offering of the shares into Canada.

Resale restrictions

The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

Representations of purchasers

Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares and (d) in the case of a purchaser located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act(Quebec).

Taxation and eligibility for investment

Any discussion of taxation and related matters contained in this prospectus supplement or the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of action for damages or rescission (Ontario)

Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us in the event this prospectus supplement or the accompanying prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us shall have no right of action for damages against us. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights."

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of legal rights

We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

Legal matters

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by King & Spalding LLP. Latham & Watkins LLP, New York, New York, is counsel for the underwriters in connection with this offering.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated historical financial statements of Upstate Group, Inc. and subsidiaries, included as exhibit 99.1 to Serologicals' current report on Form 8-K/A dated December 6, 2004, have been incorporated in this prospectus supplement by reference in reliance on the report (which contains an explanatory paragraph relating to Upstate's restatement of its financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Prospectus

Serologicals Corporation

$300,000,000
Debt Securities
Preferred Stock
Common Stock

By this prospectus, we may offer and sell from time to time up to $300,000,000 of one or any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. We will provide the specific terms of the securities we propose to offer in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq National Market under the symbol "SERO." When we issue securities pursuant to this prospectus, we will describe in the applicable prospectus supplement any other listing on the Nasdaq National Market or any securities exchange of the securities covered by the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves certain risks. See "Risk Factors" beginning on page 4 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2004

In this prospectus, "Serologicals," "we," "us" and "our" refer to Serologicals Corporation and its subsidiaries, in each case except where the context otherwise requires or as otherwise indicated. References in this prospectus to our common stock include the associated preferred stock purchase rights pursuant to our stockholder rights plan.

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Serologicals, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Serologicals since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell the debt securities, preferred stock and common stock described in this prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. However, any additional provisions applicable to any series of our securities that are described in any prospectus supplement may not constitute material changes or alter the nature of the securities described in this prospectus. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

Serologicals Corporation

We are a global provider of biological products and enabling technologies to life science companies. Our products are essential for the research, development and manufacturing of biologically based life science products. Our products and technologies are used in a wide variety of applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Our customers include many of the leading life science companies throughout the world.

Our business is organized into three operating segments: research products, cell culture products and diagnostic products. These segments are based primarily on the differing production, manufacturing and other value-added processes that we perform with respect to the products and, to a lesser extent, the differing nature of the ultimate end use of our products.

We conduct the operations of our research products segment primarily through Chemicon International, Inc. and Chemicon Europe Ltd., which we refer to collectively as Chemicon. We acquired Chemicon in April 2003. Chemicon provides a broad range of specialty reagents, kits, antibodies and molecular biology tools to biotechnology, pharmaceutical and academic research customers working in the areas of neuroscience, infectious disease, drug discovery, cancer research, stem cell research and proteomics. Chemicon is also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular biology-based detection kits for use in diagnostic laboratories. Chemicon, headquartered in Temecula, California, has manufacturing and distribution operations in California, Australia and the United Kingdom.

We manufacture our cell culture and diagnostics products in facilities located in North America and the United Kingdom. We operate protein fractionation facilities located in Kankakee, Illinois and Toronto, Ontario and have a third facility in Lawrence, Kansas that we expect to be operational in the fourth quarter of 2004. These facilities provide a variety of highly purified proteins used in diagnostic reagents and cell culture media components for use in the development and manufacturing of biotechnology products. Additionally, these facilities produce a line of highly purified animal proteins known as tissue culture media components that are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. Our most significant product within the cell culture segment is EX-CYTE®. EX-CYTE® is a concentrated solution of cholesterol, lipoproteins and fatty acids that is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We hold three patents on the manufacturing process for EX-CYTE®. Other key products within the cell culture segment include proprietary bovine serum albumin ("BSA"), recombinant human insulin and other products used principally in mammalian cell culture.

We manufacture monoclonal antibodies in our Scotland facility. The monoclonal antibodies are used in diagnostic products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. We operate a facility in Milford, Massachusetts that includes a central product distribution facility, as well as operations related to our human-sourced polyclonal antibody business and production of substrates for use in diagnostic assays. The key products within the diagnostic segment are monoclonal antibodies used in blood typing reagents and diagnostic antibodies.

We are a Delaware corporation incorporated in 1994. Our principal executive offices are located at 5655 Spalding Drive, Norcross, Georgia 30092, and our telephone number at that address is (678) 728-2000. We maintain a website at www.serologicals.com. The reference to our website does not constitute incorporation by reference of the information contained at the website.

Risk factors

You should consider the following risk factors, in addition to the other information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in our securities. Any of the following risks could seriously harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment.

Risks relating to our business

If we are unable to implement our growth strategy, the price of our securities may be adversely affected.

Our growth strategy is to increase our sales and profitability by increasing our rate of growth. We have historically achieved, and intend to continue to achieve, our growth primarily through the acquisition or internal development of new product lines, the expansion of our customer base and the addition of new businesses. However, we cannot guarantee that we will continue to expand successfully or that growth or expansion will result in continued profitability. Our ability to implement our growth strategy will depend upon a variety of factors that are not entirely within our control, including:

•
our ability to develop new products internally;

•
our ability to make profitable acquisitions;

•
integration of acquired companies and facilities into existing operations;

•
hiring, training and retention of qualified personnel;

•
establishment of new relationships or expansion of existing relationships with customers and suppliers; and

•
availability of capital.

Our growth strategy includes growth by acquisitions. We compete for acquisition opportunities with companies that have significantly greater financial resources than we have. Therefore, there is a risk that we may be unable to complete an acquisition that we believe could be important to our growth strategy because one of our competitors may be willing to pay more for a potential acquisition candidate or may be able to use its financial resources to acquire a potential acquisition candidate before we are able to obtain financing.

If we implement our growth strategy but are unable to manage our growth, our sales and profitability might be adversely affected.

The implementation of our growth strategy may place additional demands on our administrative, operational and financial resources and increase the demands on our financial systems and controls. Our ability to manage our growth successfully may require us to continue to improve and expand these resources, systems and controls. If our management is unable to manage growth effectively, our operating results could be adversely affected. If we are unable to manage our growth, the price of our common stock may be adversely affected.

We may not be able to raise the additional capital necessary to implement our growth strategy.

Our growth strategy requires that we make expenditures in connection with new products and the acquisition of other companies. During fiscal 2004, we expect that our expenditures in connection with our growth strategy will be approximately $12 million to $15 million. Although we believe we have sufficient resources to finance these expenditures, if our actual expenditures exceed our estimates we may be required to seek additional sources of financing, which may include issuing additional debt or equity securities during the next year to finance potential acquisitions. We cannot predict the amount of our expenditures in connection with our growth strategy in years after fiscal 2004 because opportunities for implementing our growth strategy arise unexpectedly. This is particularly the case for acquisition opportunities. In the past, when an acquisition opportunity arose, we were required to obtain financing simultaneously with our negotiation of the terms of the acquisition. Our dependence on additional financing may place us at a disadvantage in competing for acquisitions. When a future acquisition opportunity arises, we will be required to evaluate the sources of financing, which may be limited on short notice, and the terms of the financing available at the time. If we cannot find financing on acceptable terms, we may be unable to make the acquisition.

Our competitors may increase the sales of their products in a way that results in decreased sales of our products and our loss of market share.

The markets for many of our products, particularly our research products, are very competitive and price sensitive. The following companies are our most significant competitors:

•	Amersham plc	•	Invitrogen Corporation
•	Apogent Technologies, Inc.	•	Merck KgaA
•	Beckman Coulter, Inc.	•	Millipore Corporation
•	Bio-Rad Laboratories, Inc.	•	Qiagen N.V.
•	Cambrex Corporation	•	Sigma-Aldrich Corp
•	CSL Limited	•	Techne Corporation
•	Fisher Scientific International, Inc.

Some of our competitors have significant financial, operational, sales and marketing resources, and significant experience in research and development. Our competitors may develop new technologies that compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products, our business, operating results and financial condition could be negatively impacted. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors and other factors identified in this prospectus, which could have an adverse effect on our financial condition. We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer. We intend to compete in our industry by leveraging and expanding upon our business and operational structure. Among other things, we intend to leverage our expanded sales and marketing structure, to expand our investment in research and development and to continue to evaluate acquisitions of businesses and technologies that will further accelerate our growth in both revenue and profitability. However, we cannot assure you that our plans will be successful or that we will be able to maintain or increase our market share.

If our supply of bovine serum or human recombinant insulin is interrupted or if the price of such materials increases and we are unable to pass the increases to our customers, our cell culture business would be materially adversely affected.

Our cell culture business relies on the continued availability of bovine serum, which is the raw material from which our EX-CYTE® product is derived and which is a component used in the manufacture of other cell culture products, and of human recombinant insulin, which we distribute to our cell-culture-product customers. The availability and price of bovine serum has been affected by scares or outbreaks of disease or similar health concerns or perceptions about the safety of bovine serum, government regulation and trade restrictions. Cows afflicted with bovine spongiform encephalopathy ("BSE," commonly referred to as "mad cow disease") were discovered in Canada and the northwestern United States in 2003. These animals were the first known cases of mad cow disease in North America. The discovery of mad cow disease in North America caused disruptions in the production and sales of some of our cell culture products. As a result of both discoveries, we were forced to close our Canadian manufacturing facility for a period of time and to delay shipments of inventory to a number of international customers due to foreign government regulations. We were also unable to import raw material sourced in the United States into Canada and vice versa for a period of time following the discovery of BSE in each country. Similar scares or actual outbreaks of disease could have a material adverse effect on our business, results of operations and financial condition.

We now obtain all the bovine serum we use to manufacture our cell culture products from a single privately held abattoir located in Illinois. If we are unable to obtain bovine serum from our existing supplier because of a future outbreak of BSE, we will contact other suppliers and attempt to find a source of supply in one of the few countries that is believed to be free from BSE. We have not arranged a source of supply from a source in one of these countries and do not know that we will be able to do so. If we cannot find another source, our cell culture products business will be materially adversely affected.

We obtain the human recombinant insulin that we distribute to our cell-culture-supplement customers from Novo-Nordisk A/S, a company based in Denmark. We recently entered into a three-year contract with this supplier. We do not have an alternate source of supply for human recombinant insulin. We do not believe that we could readily obtain another source of human recombinant insulin if our supply from Novo-Nordisk A/S were interrupted. If our supply were interrupted, our cell culture business and our results of operations would be materially adversely affected.

Our EX-CYTE® product sales are driven by market demand for therapeutic drugs that we do not manufacture or sell. If such drugs are not commercially successful, the companies that manufacture them will not purchase EX-CYTE®, and our results of operations may be materially adversely affected.

EX-CYTE® is our most significant product within our cell culture segment. The majority of our sales of EX-CYTE® are to companies with approved, marketed drugs, or with drugs in advanced phases of clinical trials. Reduced demand or acceptance, or delays or denial of approval of the underlying pharmaceutical product could adversely impact the demand for EX-CYTE® and adversely affect our results of operations.

Violation of government regulations or voluntary quality programs could result in loss of sales and customers and additional expense to attain compliance.

The facilities we use in our cell culture and diagnostic products segments are subject to extensive regulation by the Food and Drug Administration, or FDA, primarily through the requirements of the Public Health Service Act and the Food, Drug and Cosmetic Act, and similar governmental bodies in other countries. New facilities, products and operating procedures also must be approved by the FDA and/or similar governmental bodies in other countries. Our facilities are also subject to periodic inspection by the FDA and other similar governmental bodies to ensure their compliance with applicable laws and regulations. Failure to comply with these laws and regulations can lead to sanctions by the governmental bodies, such as written observations of deficiencies made following inspections, warning letters, product recalls, fines, product seizures and consent decrees, which would be made available to the public. Such actions and publicity could affect our ability to sell our products. In the past, we have received notifications and warning letters from the FDA relating to deficiencies in our compliance with FDA requirements. We were required to take measures to respond to the deficiencies. There can be no assurance that the FDA will not request that we take additional steps to correct these deficiencies or other deficiencies in compliance raised by the FDA in the future. Correction of any such deficiencies could have a material adverse affect on our business.

We are also indirectly held accountable for complying with some of the regulations to which our customers are subject, even though we are not the regulated entity. For example, some of our customers use our products in the manufacturing process for their drug and medical device products. Such products are regulated by the FDA under the FDA's quality system regulations, or QSR. Although the customer is ultimately responsible for QSR compliance for their products, the customers expect that the materials we sell to them will meet QSR requirements. We could lose sales and customers, and incur products liability claims, if our products do not meet QSR requirements, to the extent applicable. In this regard, during 2002 and 2003 we experienced a delay in demonstrating to our customers' satisfaction that our Toronto manufacturing facility complied with their QSR requirements. This delay resulted in lost sales and increased costs during fiscal 2002 and 2003. We are beginning the process of demonstrating QSR compliance of our new manufacturing facility in Lawrence, Kansas to our customers. Delays in their acceptance of our plant could cause lost sales and increased costs.

We are subject to United States Department of Agriculture regulations and various foreign regulations for the sourcing, manufacturing and distribution of animal based proteins. Our failure to comply with these requirements could negatively impact our business and potentially cause the loss of customers and sales. ISO 9000:2000 quality standards are an internationally recognized set of voluntary quality standards that require compliance with a variety of quality requirements somewhat similar to the QSR requirements. The operations of our cell culture manufacturing facilities, as well as our manufacturing facility in Scotland and our research products facilities in California, Australia and the United Kingdom, are registered under the ISO standards. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. Loss of ISO certification could cause some customers to purchase products from other suppliers.

Our research and development efforts for new products may be unsuccessful.

We incur research and development expenses to develop new products and technologies. There can be no assurance that any of these products or technologies will be successfully developed or that, if developed, will be commercially successful. If we are unable to develop commercialized products from our research and development efforts or we are unable or unwilling to allocate amounts beyond our currently anticipated research and development investment, we could lose our entire investment in these new products and technologies.

If we are not able to identify new licensing opportunities or to enter into licenses for new products on acceptable terms, we may be unable to offer new products, which would adversely affect our results of operations.

A component of our business strategy is to increase the number of products we offer by licensing products developed by other biotechnology companies or academic research laboratories. We attempt to market such products to our customers. Often, we attempt to improve the licensed products using our technologies. Therefore, we depend on the success of our licensing efforts for a portion of our new products. There can be no assurance that our licensing efforts will be successful.

We license technology that enables us to access proprietary biological materials that we use to manufacture our products. Some of the licenses do not provide guarantees that we will have all legal rights to sell products that are derived from the licensed technology. Therefore, we may be prevented from selling products produced with the licensed biological materials because of competing technologies owned by others, including patented technologies. If our products are found by a court to infringe intellectual property rights of a third party, we may be prevented from practicing that technology. Moreover, if found by a court to infringe the patent of the third party, we may be liable for compensatory damages, treble damages and attorney's fees and subject to a royalty obligation or enjoined from practicing the technology altogether, notwithstanding the license from the licensor. Although we attempt to obtain indemnification from our licensors, we do not always receive indemnification against third party claims of patent infringement. In the ordinary course of business we receive notices alleging that one or more of our approximately 7,000 research products violates a patent or other intellectual property right. Although we have not in the past incurred material liabilities as a result of infringement claims with respect to our research products, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our results of operations.

If we fail to introduce new products, or our new products are not accepted by potential customers, we may lose market share.

Our research products business is highly dependent on frequent new product introductions. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. To the extent we fail to introduce new and innovative products, we may lose market share to our competitors, which could be difficult to regain. Any inability to develop and introduce new products successfully could reduce our growth rate or damage our business.

If we do not protect our intellectual property, our business could be materially adversely affected.

Many of our current products are not protected by patents that we own or license. We attempt to protect these products by maintaining our intellectual property related to them as trade secrets. Our products that are not patented may be susceptible to reverse engineering or parallel development efforts and sales by our competitors. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position. To prevent competitors from using technologies and trademarks in which we hold intellectual property rights, it may be necessary for us to litigate against those competitors. Any litigation could result in substantial expense, may distract our management, and may not adequately protect the proprietary technologies and trademarks. Furthermore, litigation may result in a finding of invalidity and unenforceability of our intellectual property rights. In any case in which we are unable to protect our proprietary technologies and trademarks, we may be subject to increased competition, resulting in lost sales and reduced profits, and even discontinuance of or non-entry into a product line. Our patents have a limited term.

We own approximately 60 patents and have approximately 24 patent applications pending, most of which relate to our research products business. Our issued patents expire at various dates through October 2020. Several of our patents are on EX-CYTE®, which is our most important cell culture product. We have also obtained a federal trademark registration on the name of the product. One patent on the process used to make EX-CYTE® expires in October 2006 in the United States and in April 2006 in Europe and Japan. Other patents associated with the process for making EX-CYTE® expire in 2012 and beyond. After the expiration of our process patents on EX-CYTE®, other companies could produce products similar to EX-CYTE® using our process. If other companies did so, sales of EX-CYTE® could be materially adversely affected. We believe that our intellectual property protection with respect to EX-CYTE® is material to our business. We do not believe that any of our other patents is material to our business.

We have approximately 400 licenses from others and we have approximately 100 licenses to others. Most of our licenses from others relate to our research products business. The licenses from others typically cover patents or biological materials, such as cell lines, that we use to develop new products. Most of them are for fixed terms with options for renewal. No single license is material to our business.

In the ordinary course of business we receive notices alleging that one or more of our products may violate the intellectual property rights of others. Although we have not in the past incurred material liabilities as a result of such infringement claims, we have no assurance that we will not incur material liability as a result of an infringement claim in the future, which could materially adversely affect our business.

All of our current employees are required to sign confidentiality and non-disclosure agreements. The agreements restrict the ability of our employees to disclose proprietary company data without our prior permission. We enforce these agreements when appropriate. However, if one of our current or former employees discloses proprietary company data in violation of these agreements, our business could be materially adversely affected.

Reduction or delays in research and development budgets and in government funding may negatively impact sales in our research products segments.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. A significant portion of the sales of our research products business is to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health and similar domestic and international agencies. Fluctuations in the research and development budgets of these researchers and their organizations could affect the demand for our research products. Research and development budgets fluctuate due to numerous factors that are outside our control and are difficult to predict, including changes in available resources, spending priorities and institutional budgetary policies.

We rely on international sales, which are subject to additional risks.

International sales accounted for approximately 36% of our revenues in fiscal 2003, 54% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. International sales can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

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unexpected changes in regulatory requirements and tariffs;

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difficulties and costs associated with staffing and managing foreign operations, including foreign distributor relationships;

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longer accounts receivable collection cycles in certain foreign countries;

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adverse economic or political changes;

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unexpected changes in regulatory requirements;

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more limited protection for intellectual property in some countries;

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changes in our international distribution network and direct sales force;

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changes in currency exchange rates;

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potential trade restrictions, exchange controls and import and export licensing requirements; and

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potentially adverse tax consequences of overlapping tax structures.

Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could affect our business, financial condition or operating results. We have not attempted to mitigate the risk of fluctuations in currency exchange rates by entering into hedging financial arrangements. We have not entered into foreign exchange hedging financial arrangements because the foreign sales of our research products segment, which are frequently denominated in foreign currencies, tend to offset the U.S. sales of our diagnostics segment, which are frequently denominated in U.S. dollars. Therefore, we believe that the risk to our results of operations posed by fluctuations in foreign exchange rates does not currently warrant a hedging arrangement.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, competitors, customers, or end-users of our products or services, including liability claims and patent infringement based on our products and services, could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to us. If we are sued for patent infringement, and a court agrees that we are infringing a third party patent, we may be forced to remove a product from the market or enter into a license agreement, which may not be available on reasonable terms, if at all. Further, in such a circumstance, we could be exposed to significant attorneys' fees and costs.

Compliance with environmental laws and regulations could adversely affect our results of operations.

We are subject to environmental laws and regulations governing the use of materials and chemicals used in our business. We use many chemicals that are classified as hazardous substances in our manufacturing operations, including organic solvents. We believe that our safety and environmental policies for handling and disposing of such materials comply with standards prescribed by state and federal agencies. There is a risk, however, that we might accidentally release a hazardous substance into the environment. In addition, we cannot assure you that laws, rules and regulations or enforcement policies that are more restrictive than those with which we now comply will not be adopted in the future. If so, we would be required to change our compliance programs, which could make compliance more expensive or otherwise adversely affect our results of operations.

Risks related to our securities

The market price of our stock could be volatile. The volatility could have a material adverse affect on the price of our securities that are convertible into shares of our stock. You could lose your entire investment in our securities.

The market price of our common stock has been subject to volatility. During 2002, the price of a share of our common stock ranged from $7.32 to $22.00. During 2003, the price ranged from $7.68 to $18.50. During the first two quarters of 2004, the closing price of our common stock ranged from $15.43 to $21.78 per share. In the future, the market price of our securities may fluctuate substantially due to a variety of factors, including:

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quarterly fluctuations in our operating income and earnings per share results;

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new product introductions by us or our competitors;

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economic conditions;

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disputes concerning patents or proprietary rights;

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changes in earnings estimates and market growth rate projections by market research analysts;

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sales of common stock by us or by existing holders, or the perception that such sales may occur;

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loss of key personnel; and

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securities class actions or other litigation.

The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

Our operating results may fluctuate in future periods, which could have a material adverse affect on the price of our securities.

The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include:

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the integration of people, operations and products from acquired businesses and technologies;

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our ability to introduce new products successfully;

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market acceptance of existing or new products and prices;

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competitive product introductions;

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changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

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our ability to manufacture our products efficiently;

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our ability to control or adjust our research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

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the timing of orders from distributors and mix of sales among distributors and our direct sales force.

Absence of dividends could reduce our attractiveness to investors.

Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock. Furthermore, we are prohibited by the terms of our existing credit facility from paying dividends on our common stock. Investors who require dividend income should not invest in our common stock. An investment in our common stock will provide a return only if you are able to sell our common stock for more than you paid for it. We cannot guarantee that the price of our stock will increase. Stock prices are inherently unpredictable.

We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. If we were to issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

An active trading market for our debt securities and preferred stock may not develop.

Unless otherwise specified in the applicable prospectus supplement, the debt securities and preferred stock that we may offer under this prospectus will be new issues of securities for which there is currently no public market. We may, but are not obligated to, list any offered debentures or preferred stock on any national securities exchange or automated quotation system. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making activity at any time without notice. We cannot assure you that an active or sustained trading market for these securities will develop or that you will be able to sell your securities.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

Forward-looking statements

This prospectus contains, and any prospectus supplement will contain, certain "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about our company that are subject to risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by the use of words such as "may," "will," "expect," "anticipate," "intend," "estimate," "plan," "believe," or "continue" and other words of similar meaning or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements include discussions of our expected business outlook, future operations, financial performance, pending acquisitions, financial strategies, future working capital needs and projected industry trends, as well as our strategies for growth, product development, regulatory approvals and compliance, market position and expenditures.

Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. These assumptions could prove inaccurate, or unknown risks or uncertainties could materialize, which could cause our actual results to differ materially from our expectations or predictions. Many of these factors are beyond our ability to control or predict.

All forward-looking statements contained in this prospectus are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those discussed in the forward-looking statements made in this prospectus. Among the factors that could cause our actual results to differ materially are:

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our ability to implement our growth strategy;

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our ability to manage our growth and expansion;

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our ability to raise capital;

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our ability to find acceptable acquisitions in the future and to integrate and manage them;

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our ability to compete effectively within our industry;

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the availability and cost of raw materials;

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our dependence on the success of the customers of our EX-CYTE® product in developing and marketing new drugs using the product;

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our ability to complete validation of the new EX-CYTE® manufacturing facility during 2004;

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our ability to comply with regulatory, customer and industry regulations and guidelines;

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our ability to identify new commercial product opportunities and develop and introduce new products and technologies;

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our ability to protect our intellectual property;

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the effect on our results of operations of the loss of any significant customers or reduced orders from significant customers, including reductions or delays in research and development budgets and in government funding on which our customers may depend;

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adoption of, or changes in, domestic and foreign laws and regulations that could affect our ability to maintain existing regulatory licenses and approvals; and

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risks associated with our international operations.

You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events. The factors listed above (in addition to other possible factors not listed) could affect our actual results and cause these results to differ materially from those expressed in forward-looking statements made by us or on our behalf.

Use of proceeds

Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, acquisitions, refinancing of debt, including short-term indebtedness, and the repurchase of equity. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering. Until the net proceeds have been used, they may be invested in short-term, marketable securities.

Ratio of earnings to fixed charges

The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended
			Fiscal Year
	June 27, 2004	June 29, 2003
			2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)(2)	4.72x	3.56x	4.24x	13.88x	11.21x	4.09x	3.67x

(1) The ratio of earnings to fixed charges is computed by dividing income from continuing operations before fixed charges by fixed charges. Fixed charges means the sum of the following:

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interest expense,

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amortized premiums, discounts and capitalized expenses related to indebtedness, and

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an estimate of the interest portion of rental expense.

(2) We did not pay or declare dividends on preferred stock for any of the periods presented above.

Description of the debt securities

We may offer unsecured general obligations, which may be senior debt securities, subordinated debt securities or convertible debt securities. We refer to the senior debt securities, the subordinated debt securities and the convertible debt securities together in this prospectus as the "debt securities." The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our senior debt, as described in the applicable prospectus supplement.

We will issue the senior debt securities in one or more series under an indenture, which we refer to as the "senior indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of senior debt securities. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the "subordinated indenture," between us and the trustee to be named in the prospectus supplement relating to the offering of subordinated debt securities. We refer to the senior indenture and the subordinated indenture together as the "indentures."

The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures that we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, that will define your rights as a debtholder. There may be other provisions in the indentures that are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the Registration Statement that includes this prospectus. You should read these documents for provisions that may be important to you. You can obtain copies of any form of indenture by following the directions under the caption "Where You Can Find More Information."

Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit our ability to incur or issue other secured or unsecured debt under either of the indentures or any other indenture that we may have entered into or enter into in the future. The general provisions of the indentures do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you. As of June 27, 2004, we had no senior secured debt outstanding, approximately $6,000 of unsecured senior debt outstanding and $130 million of subordinated debt outstanding.

A substantial part of our operations is conducted through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of these subsidiaries, will have priority with respect to the assets and earnings of these subsidiaries over the claims of creditors of Serologicals, including holders of debt securities. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities. As of June 27, 2004, the total amount of subsidiary debt was approximately $6,000.

General terms of the debt securities

The aggregate principal amount of debt securities that we may issue under the indentures is unlimited. We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture, as applicable, or through a resolution of our board of directors or an authorized committee of our board of directors. Any supplement to the indentures may include additional covenants or other provisions that apply to a particular series of debt securities, as described in more detail below. However, any additional provisions applicable to any series of our debt securities may not constitute material changes or alter the nature of the debt securities described in this prospectus.

You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include, among other things, the following:

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title and type of the debt securities;

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authorized denominations if other than denominations of $1,000;

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any limit upon the aggregate principal amount of the series;

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maturity date(s) or the method of determining the maturity date(s);

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interest rate(s) or the method of determining the interest rate(s) applicable to the debt securities;

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dates on which interest and principal will be payable and circumstances, if any, in which interest may be deferred;

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dates from which interest will accrue and the method of determining those dates;

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place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange;

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place or places where notices and demands relating to the debt securities and the indentures may be made;

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optional or mandatory redemption or early payment provisions;

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sinking fund or similar provisions;

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currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated;

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any additions to the events of default or covenants of Serologicals specified in the applicable indenture relating to the debt securities;

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if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

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any additions or changes to the applicable indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

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any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

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whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities;

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whether the debt securities will be issued in whole or in part in the form of one or more global securities;

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identity of the depositary for global securities;

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appointment of any paying agent(s);

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the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Serologicals or any other person and any changes to the applicable indenture to permit or facilitate such conversion or exchange;

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in the case of the convertible debt securities, a description of the terms of the securities into which such debt is convertible; and

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additional terms not inconsistent with the provisions of the applicable indenture.

Special payment terms of the debt securities

We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate that, at the time of issuance, is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe U.S. federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the applicable prospectus supplement relating to that particular series.

Denominations, registration and transfer

We expect to issue most debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate.

You may present debt securities for exchange, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the indentures. We will appoint the trustees as securities registrar under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Conversion or exchange

We may convert or exchange the debt securities into common stock, preferred stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Redemption

Unless we state otherwise in an applicable prospectus supplement, we may, at our option, redeem any series of debt securities in whole or in part at any time or from time to time. In the event of redemption in part, the debt securities to be redeemed will be selected in the manner specified in the applicable prospectus supplement or by the trustee by such method as it shall deem fair and appropriate. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

Redemption price

Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt securities which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

Notice of redemption

We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the securities register. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Sinking fund

Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

Events of default

Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

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default for 30 days in the payment of any interest when due;

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default in the payment of principal, or premium, if any, at maturity;

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default in the performance of any other covenant in the indenture for 60 days after written notice;

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our bankruptcy, insolvency or reorganization; or

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any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. Each indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, by providing written notice to the trustees on behalf of the holders of all debt securities of that series, waive any past default or event of default, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to debt securities or compliance with certain covenants or provisions.

Effect of an event of default

If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

If an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

The Trust Indenture Act of 1939 and each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. "Default" means any event which is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

Satisfaction and discharge

Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

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have become due and payable;

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will become due and payable at their stated maturity within one year; or

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are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

and we deposit or cause to be deposited with the trustee money or United States government obligations or a combination thereof, as trust funds, in an amount (such amount to be certified in the case of United States government obligations) to be sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

Defeasance and covenant defeasance

Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described below under "Consolidation, Merger and Sale of Assets" and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called "defeasance" and under the second procedure is called "covenant defeasance."

Defeasance or covenant defeasance may be effected only if:

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we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series;

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we deliver to the trustee an opinion of counsel to the effect that:

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the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance; and

•
the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal and interest payments on the debt securities of that series; in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, because that result would not occur under current tax law;

•
no event of default under the indenture has occurred and is continuing;

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such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound;

•
such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•
we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•
other conditions specified in the indentures are met.

The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt (as defined in the subordinated indenture) and that default is continuing or another event of default on such senior debt then exists and has resulted in such senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

Modification and waiver

Modification

We and the trustee may enter into one or more supplemental indentures to modify and amend each indenture with the consent of the holders of a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

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change the stated maturity of the principal of, or any installment of interest on, any outstanding debt security;

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reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding debt security;

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change the place of payment, or the coin or currency in which any outstanding debt security or the interest on any outstanding debt security is payable;

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impair your right to institute suit for the enforcement of any payment on any outstanding debt security on or after the stated maturity or redemption date;

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reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the applicable indenture;

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modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected; or

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modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to their holders.

A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series.

We and the trustee may amend the indentures without the consent of any holder of debt securities in order to:

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secure any debt securities issued under such indenture;

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evidence the succession of another corporation and assumption of our obligations in the case of a merger or consolidation;

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add to the covenants of Serologicals or add additional events of default;

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cure ambiguities, defects or inconsistencies, provided that such action does not materially adversely affect any holders of securities issued under such indenture;

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establish the form and terms of debt securities of any series as permitted by the indentures;

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provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

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permit or facilitate the issuance of securities in bearer from or provide for uncertificated securities to be issued under such indenture;

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conform any provision of the indenture to the requirements of the Trust Indenture Act or other applicable law, or

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make any change that does not adversely affect the rights of any holder in any material respect.

Waiver

The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture which relate to that series.

The holders of not less than a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of that series, generally waive any past default under the indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or relating to a covenant or provision which under the indenture relating to that series of debt cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

Subordination under the subordinated indenture

In the subordinated indenture, we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

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a default in any payment on senior debt then exists;

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an event of default on any senior debt resulting in the acceleration of its maturity then exists; or

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any judicial proceeding is pending in connection with default.

When we use the term "debt," we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

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all liabilities of such person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

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all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

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indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

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all capitalized lease obligations of such person;

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all obligations of such person under or in respect of interest rate agreements or currency agreements;

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all indebtedness referred to in (but not excluded from) the preceding clauses of other persons and all dividends declared by other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on any property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured);

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all guarantees by such person of indebtedness referred to in this definition or of any other person;

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all redeemable equity interests of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

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the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction of such person, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles in the United States.

When we use the term "senior debt" in relation to the subordinated indenture, we mean all senior bank debt outstanding, if any, and the principal of, premium, if any, and interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against us under bankruptcy law, at the rate provided in the document with respect thereto, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) on all indebtedness of ours (other than the subordinated debt securities), whether outstanding on the original issuance date or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities.

However, senior debt will not include:

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indebtedness evidenced by the subordinated debt securities;

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indebtedness of ours that is expressly subordinated in right of payment to any indebtedness of ours;

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indebtedness of ours that by operation of law is subordinate to any of our general unsecured obligations;

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any liability for federal, state or local taxes, or other taxes, owed or owing by us;

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accounts payable or other liabilities owed or owing by us to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

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amounts owed by us for compensation to employees or for services rendered to us;

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indebtedness of ours to any subsidiary or any other affiliate of ours or any of such affiliate's subsidiaries;

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our capital stock;

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indebtedness evidenced by any guarantee of any indebtedness that ranks equal or junior in right of payment to the subordinated debt securities; and

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indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to us.

The subordinated indenture does not limit the amount of senior debt that we may incur. We may from time to time to incur senior debt.

Consolidation, merger and sale of assets

Each indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

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we will be the surviving company in any merger or consolidation;

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if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities;

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immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

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other conditions described in the indenture are met.

Global debt securities

We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We will issue global securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

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by the depositary to its nominee;

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by a nominee of the depositary to the depositary or another nominee; or

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by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial interests in a global security

If we issue a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with it. We refer to those persons as "participants" in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, you:

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will not be entitled to have any of the individual debt securities represented by the global security registered in your name;

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will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

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will not be considered the owner or holder of the debt securities under the indenture.

Payments of principal, premium and interest

We will make principal, premium, if any, and interest payments on global securities to the depositary that is the registered holder of the global security or its nominee. The depositary for the global securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest payment immediately will credit participants' accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of those participants.

Issuance of individual debt securities

Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global securities. If that occurs, we will issue individual debt securities in exchange for the global security.

Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and integral multiples of $1,000.

Payment and paying agents

Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. In addition, we may pay interest, except in the case of global debt securities, by check mailed to the address of the person entitled to the payment that appears in the securities register.

Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities.

Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Governing law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the trustees

The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. No trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

Each of the trustees may act as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

Description of capital stock

General

Under our amended and restated certificate of incorporation, we are authorized to issue 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. 50,000 shares of preferred stock have been designated as Series B Preferred Stock and reserved for issuance in connection with our stockholder rights plan described under "—Stockholder Rights Plan." As of June 30, 2004, there were 24,986,889 shares of common stock outstanding, held by approximately 77 holders of record. As of the date of this prospectus, we have no preferred stock outstanding.

The following description of our capital stock and stockholder rights plan is not meant to be complete and is qualified by reference to our amended and restated certificate of incorporation, bylaws and stockholder rights plan, each of which we have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

Common stock

Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol "SERO," and the transfer agent and registrar for the common stock is Equiserve, N.A.

Preferred stock

Our amended and restated certificate of incorporation authorizes our board of directors to provide for the issuance of preferred stock in one or more series, without stockholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue, all of which would be set forth in a certificate of designation.

We will describe in a prospectus supplement some or all of the following terms of the series of preferred stock being offered:

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the title of the series;

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the number of shares of each series;

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the rate and timing of any dividends;

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whether any dividends shall be cumulative or non-cumulative;

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the terms of any redemption right;

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whether there will be any sinking fund for the redemption of any shares;

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the terms of any conversion or exchange right;

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any restrictions on the issuance of shares of the same series or any other series;

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the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company; and

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the manner and extent to which holders of the shares will be entitled to vote.

If and when any preferred stock is issued, a copy of the applicable certificate of designation and the form of preferred stock certificate will be filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. You can obtain copies of any certificate of designation or form of preferred stock certificate by following the directions under the caption "Where You Can Find More Information."

Although no shares of preferred stock are currently outstanding, except for shares of our Series B Preferred Stock issuable upon exercise of the rights under our stockholder rights plan, the issuance of shares of our preferred stock, or the issuance of rights to purchase shares of our preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of such series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Stockholder rights plan

We have adopted a stockholder rights plan pursuant to which one right will be issued and attached to each outstanding share of common stock. The following descriptions of our stockholder rights plan and the certificate of designations setting forth the terms and conditions of the Series B Preferred Stock are intended as summaries only and are qualified in their entirety by reference to the form of stockholder rights plan and certificate of designation to our amended and restated certificate of incorporation filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Until a distribution date occurs, the rights can be transferred only with the common stock. On the occurrence of a distribution date, the rights will separate from the common stock and become exercisable as described below.

A "distribution date" will occur upon the earlier of:

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the tenth business day after a public announcement that a person or group of affiliated or associated persons other than us and certain exempt persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of our common stock; or

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the tenth business day following the commencement of a tender or exchange offer that would result in such person or group becoming an acquiring person.

The total voting rights of the common stock will be determined based on the voting rights of holders of outstanding shares of our common stock at the time of any determination.

Following the distribution date, holders of rights will be entitled to purchase from us one one-thousandth (1/1000th) of a share of Series B Preferred Stock at a purchase price of $45.00, subject to adjustment.

In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person, will thereafter have the right to receive upon payment of the purchase price, that number of shares of common stock having a market value equal to two times the purchase price. If, following the date of a public announcement that an acquiring person has become such, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person consolidates or merges with us and all or part of the common stock is converted or exchanged for securities, cash or property or any other person, or (3) 50% or more of our assets or earning power is sold or transferred, then the rights will "flip-over." At that time, each right will entitle its holder to purchase, for the purchase price, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the purchase price.

The rights will expire on August 2, 2009, unless we terminate them before that time. Our board of directors may redeem all of the rights upon payment of $0.01 per right until the earlier of:

•
the tenth day following a public announcement that an acquiring person has become such; or

•
August 2, 2009.

Once our board acts to redeem the rights, the right to exercise the rights will terminate and each right will become null and void.

A holder of a right will not have any rights as a stockholder of Serologicals, including the right to vote or to receive dividends, until a right is exercised.

At any time prior to the occurrence of a distribution date, we may, without the approval of any holders of rights, supplement or amend any provision of our stockholder rights plan in any manner, whether or not such supplement or amendment is adverse to any holders of the rights. From and after the occurrence of a distribution date, we may, without the approval of any holder of rights, supplement or amend our stockholder rights plan to:

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cure any ambiguity;

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correct or supplement any provision that may be defective or inconsistent;

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shorten or lengthen any time period under the plan; or

•
change or supplement the provisions of the stockholder rights plan in any manner we deem desirable.

Any amendment or supplement after the occurrence of a distribution date cannot adversely affect the interests of the holders of rights, other than an acquiring person, cannot change the principal economic terms, and cannot change the final expiration date of the plan.

If issued, each share of Series B Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.10 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share plus accrued but unpaid dividends, provided that the holders of the shares of Series B Preferred Stock shall be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each holder of a share of Series B Preferred Stock will have 1,000 votes and will vote together as a single class with the holders of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series B Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Due to the nature of the Series B Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series B Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock. Shares of Series B Preferred Stock purchasable upon exercise of the rights will not be redeemable.

Delaware law and specified charter and by-law provisions

Business combinations. We are subject to the provisions of section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an "interested stockholder" was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Limitation of liability; indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholder action; special meeting of stockholders. Our amended and restated by-laws provide that stockholders may take action at a duly called annual or special meeting of stockholders or by written consent. Our amended and restated by-laws further provide that special meetings of our stockholders may be called only by the chairman of the board of directors, by a majority of the board of directors, by our president, or by the stockholders holding of record at least 50% of the outstanding shares entitled to vote at such meeting.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Description of other indebtedness

Revolving credit facility

On August 29, 2003, we entered into a $30.0 million, three-year senior secured revolving credit facility with Bank of America, N.A., an affiliate of Banc of America Securities LLC, and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc. Indebtedness outstanding under the revolving credit facility bears interest at a floating rate of interest determined by reference to a base rate or to LIBOR, plus a margin. The margin on base rate loans will range from 1.00% to 1.75%, depending upon our leverage on the applicable dates. The margin on LIBOR loans will range from 2.00% to 2.75%, depending upon our leverage on the applicable calculation dates. We are required to pay a fee of 0.50% of the amount available for borrowing pursuant to this revolving credit facility.

The indebtedness outstanding pursuant to the revolving credit facility is secured by a lien on our present and future personal property, including machinery, equipment, inventory, accounts receivable, bank accounts and intellectual property and by a pledge of the stock of certain of our present and future subsidiaries. Furthermore, such indebtedness is guaranteed by all our existing and future direct and indirect domestic subsidiaries. The revolving credit facility contains certain financial covenants that require the maintenance of a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum of earnings before interest, taxes, depreciation and amortization. Furthermore, the terms of the revolving credit facility restrict our ability to engage in acquisitions, to make capital expenditures, to repurchase our common stock and to pay dividends. The covenant that restricts our ability to engage in acquisitions provides that we will be permitted to expend up to $10 million per year to acquire the stock or assets of another entity so long as we are in compliance with our financial covenants after giving effect to such acquisitions and we are not in default under the terms of the revolving credit facility.

Convertible subordinated debentures

We issued $130 million principal amount of convertible subordinated debentures due 2033, or the 2003 convertible debentures, under an indenture, dated as of August 20, 2003, between us and The Bank of New York, as trustee. The 2003 convertible debentures:

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bear interest at a rate of 4.75% per annum, payable semiannually in arrears on February 15 and August 15 of each year;

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mature on August 15, 2033, unless earlier converted, redeemed or repurchased;

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are limited to $130.0 million aggregate principal amount;

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are convertible into shares of our common stock at an initial conversion rate of 67.6133 shares of common stock per $1,000 principal amount of outstanding debentures, which is equivalent to an initial conversion price of approximately $14.79 per share of common stock, subject to adjustment if certain events occur; and

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may be redeemed, at our option, at any time on or after August 22, 2008, for a redemption price in cash equal to 100% of the principal amount of the 2003 convertible debentures to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date.

The 2003 convertible debentures rank (1) junior in right of payment to the prior payment in full in cash of all senior indebtedness, (2) equal in right of payment with all of our future senior subordinated indebtedness and (3) senior in right of payment with all of our future subordinated indebtedness. The 2003 convertible debentures also are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

There is no sinking fund for the benefit of the 2003 convertible debentures.

Holders of the outstanding debentures have the right to require us to repurchase all or a portion of their outstanding debentures on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028 (each, a "repurchase date") at a repurchase price equal to 100% of the principal amount of the outstanding debentures to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) up to but excluding the repurchase date.

If a fundamental change (as defined in the indenture governing the 2003 convertible debentures) occurs at any time prior to the maturity date of the outstanding debentures, referred to in this prospectus as a fundamental change repurchase date, the holders of the 2003 convertible debentures will have the right, at their option, to require us to repurchase any or all of their 2003 convertible debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the outstanding debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) up to but excluding the fundamental change repurchase date.

The indenture governing the 2003 convertible debentures does not prohibit us or our subsidiaries from incurring additional debt, including senior debt. However, we may not, directly or indirectly, incur any indebtedness that is junior in right of payment to any senior indebtedness unless such indebtedness ranks equal with, or is junior in right of payment to, the 2003 convertible debentures.

Plan of distribution

We may sell our securities from time to time by any method permitted by the Securities Act of 1933, including in the following ways:

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through one or more underwriters on a firm commitment or best efforts basis;

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directly to one or more purchasers;

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through agents;

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through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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in privately negotiated transactions; and

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in any combination of these methods of sale.

We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. If we conduct an at-the-market offering, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to identify the underwriter for that transaction.

The applicable prospectus supplement will set forth:

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the specific terms of the offering of our securities, including the name or names of any underwriters, dealers or agents;

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the purchase price of the securities and the proceeds to us from the sale;

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any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

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the initial offering price to the public and any discounts or concessions allowed or reallowed or paid to dealers; and

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the name of any securities exchange on which the securities may be listed.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue with no established trading market, other than our common stock, which is currently listed on the Nasdaq National Market. We expect that any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of debt securities that we may issue.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Offers to purchase our securities may be solicited by agents designated by us from time to time. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Broker-dealers or agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act.

If we use underwriters for an offering of securities, the underwriters may acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined by the underwriters at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as will be set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities. Underwriters may sell the securities to or through dealers, who may receive compensation in the form of discounts, concessions from the underwriters and/or commissions from the purchasers of the securities.

Any underwriting compensation paid by us to underwriters or agents in connection with any offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. The applicable prospectus supplement will set forth the commission payable for solicitation of such offers.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent. If we sell our securities to one or more underwriters on a firm commitment basis, then the underwriters will be obligated to purchase all of the securities offered if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

In connection with any offering, persons participating in the offering, such as any underwriters, may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Any underwriters, dealers or agents involved in any distribution or sale of our securities may be customers of, engage in transactions with or perform services for us from time to time.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expense of all commissions and discounts, if any, attributable to the sales of the securities by us.

Legal matters

Unless we state otherwise in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by King & Spalding LLP, and for any underwriters or agents by Latham & Watkins LLP.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 28, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find additional information

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an active textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's website.

Incorporation of certain documents by reference

We "incorporate by reference" into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us):

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our annual report on Form 10-K for the year ended December 28, 2003, as amended by our amended annual report on Form 10-K/A filed on June 4, 2004;

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our quarterly reports on Form 10-Q for the periods ended March 28, 2004 and June 27, 2004;

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our current reports on Form 8-K filed on January 27, 2004 and March 12, 2004; and

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the description of our common stock, par value $0.01 per share, which is contained in a Registration Statement on Form 8-A filed on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092, Tel. (678) 728-2000, Attention: Corporate Secretary. Our SEC file number is 0-26126.

4,200,000 Shares

Common Stock

Prospectus supplement

JPMorgan

                   Banc of America Securities LLC

                                                   Pacific Growth Equities, LLC

December 15, 2004

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospective supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock.

QuickLinks

About this prospectus supplement
Prospectus supplement summary
The offering
The concurrent offering
Summary financial data
Forward-looking statements
Use of proceeds
Price range of common stock and dividend policy
Capitalization
Unaudited pro forma combined financial information
U.S. federal tax considerations to non-U.S. holders
Underwriting
Legal matters
Experts

About this prospectus
Serologicals Corporation
Risk factors
Forward-looking statements
Use of proceeds
Ratio of earnings to fixed charges
Description of the debt securities
Description of capital stock
Description of other indebtedness
Plan of distribution
Legal matters
Experts
Where you can find additional information
Incorporation of certain documents by reference